Exhibit 10.11

BioForm Logo

May 29, 2003

Mr. Gary E. Mistlin

[HOME ADDRESS]

Dear Gary:

We are pleased to offer you employment as Chief Financial Officer of BioForm Inc., to begin on June 3, 2003. In this role, your place of business shall be based in San Mateo, CA, and you shall report to me. Your position shall be considered exempt under the Fair Labor Standards Act.

Your annual base salary will be $165,000 paid to you semi-monthly. In addition you will be eligible for the annual management bonus program to be considered by the Board of Directors. You will receive a relocation payment of $7,000 upon starting with the company.

You will receive an incentive stock option for 180,000 shares of common stock, subject to approval by the Board of Directors and applicable ISO rules and limitations. Options are priced at the next meeting of the Board of Directors and begin vesting as of your date of hire. This stock option will vest 25% on the first anniversary of your hire and monthly thereafter over a 4-year total vesting period.

BioForm’s benefits include health and dental insurance, short and long term disability, and paid vacation (you will be eligible for 15 days per year) along with our standard paid holidays. It is also the company’s intent to establish a 401k plan.

The health, dental, and short/long term disability coverage would be effective as soon as permitted under our policies based on your date of hire. Until these benefits become effective, we would pay you for your COBRA insurance costs to ensure continuation of your benefits.

This position and all other positions at the company are intended to be “at will” positions under California law and can be terminated with or without cause and with or without notice at any time by either you or the company.

On your first day of employment, please be sure to bring all social security numbers and dates of birth for you and all dependents. In addition, payroll will need information for your completion of the I-9 form, see attached form for instructions.

If you accept this offer of employment, please sign one original of this letter and send it to:

Jean Pero

BioForm Inc.

1875 S. Grant Street

San Mateo, CA 94402

Fax No. 650-341-4232

Additionally, this offer is extended to you with the condition of signing our “Agreement Regarding Proprietary Information and Inventions” upon starting your new role.

The BioForm team looks forward to you joining us in our very exciting venture! I personally look forward to working with you and to the substantial contribution that I believe you will make to our team.

Sincerely,	Offer Accepted:

/s/ Steven L. Basta	/s/ Gary E. Mistlin
Steven L. Basta	Gary E. Mistlin
President & CEO	(Signature)